Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2020 Second Quarter Results

SIMI VALLEY, Calif., December 3, 2019 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its second quarter ended October 26, 2019.

•	Revenue of $83.3 million, up 14 percent year-over-year

•	Earnings per diluted share of $0.31 up $0.02 year-over-year; non-GAAP earnings per diluted share of $0.34, up $0.05 year-over-year

•	Funded backlog of $146.7 million

“AeroVironment delivered strong results for the second fiscal quarter of 2020 with $83.3 million in revenue and $0.34 of non-GAAP earnings per diluted share, representing year-over-year increases of 14 and 17 percent, respectively," said Wahid Nawabi, AeroVironment president and chief executive officer.  "We made significant progress across our portfolio during the quarter through launching our new Puma LE system, winning international orders worth more than $20 million, and achieving successful first and second flights of the solar-powered HAWK30 HAPS unmanned aircraft system. Our business remains strong, our growth portfolio continues to advance and our team remains committed to executing our proven value creation strategy.”

FISCAL 2020 SECOND QUARTER RESULTS

Revenue for the second quarter of fiscal 2020 was $83.3 million, an increase of 14% from second quarter fiscal 2019 revenue of $73.0 million. The increase in revenue was due to an increase in product sales of $10.3 million.

Gross margin for the second quarter of fiscal 2020 was $35.2 million, an increase of 24% from second quarter fiscal 2019 gross margin of $28.4 million. The increase in gross margin was primarily due to an increase in product margin of $6.1 million and an increase in service margin of $0.7 million. As a percentage of revenue, gross margin increased to 42% from 39%. The increase in gross margin percentage was primarily due to an increase in the proportion of product revenue to total revenue and a favorable product mix,  partially offset by an increase in inventory reserve charges.

Income from continuing operations for the second quarter of fiscal 2020 was $8.1 million, an increase of 21%  from second quarter fiscal 2019 income from continuing operations of $6.6 million. The increase in income from continuing operations was primarily a result of an increase in gross margin of $6.8 million, partially offset by an increase in research and development expense (“R&D”) of $2.7 million and an increase in selling, general and administrative (“SG&A”) expense of $2.6 million.

Other income, net for the second quarter of fiscal 2020 was $1.4 million compared to other income, net of $2.4 million for the second quarter of fiscal 2019. The decrease in other income, net was primarily due to a decrease in transition services performed on behalf of the buyer of the discontinued Efficient Energy Systems (“EES”) business.

Provision for income taxes for the second quarter of fiscal 2020 was $1.1 million compared to $1.2 million for the second quarter of fiscal 2019.

Equity method investment loss, net of tax for the second quarter of fiscal 2020 was $0.9 million compared to $0.8 million for the second quarter of fiscal 2019. The equity method loss is associated with our investment in the HAPSMobile Inc. joint venture formed in December 2017.

Net income attributable to AeroVironment for the second quarter of fiscal 2020 was $7.5 million, an increase from second quarter fiscal 2019 net income attributable to AeroVironment of $6.1 million.

Earnings per diluted share from continuing operations attributable to AeroVironment for the second quarter of fiscal 2020 was $0.31 compared to earnings per diluted share from continuing operations attributable to AeroVironment for the second quarter fiscal 2019 of $0.29.

Non-GAAP earnings per diluted share from continuing operations was $0.34 for the second quarter of fiscal 2020 compared to Non-GAAP earnings per diluted share from continuing operations for the second quarter of fiscal 2019 of $0.29.

FISCAL 2020 YEAR-TO-DATE RESULTS

Revenue for the first six months of fiscal 2020 was $170.2 million, an increase of 13% from the first six months of fiscal 2019 revenue of $151.0 million. The increase in revenue was due to an increase in product sales of $20.9 million, partially offset by a decrease in service revenue of $1.7 million.

Gross margin for the first six months of fiscal 2020 was $76.4 million, an increase of 25% from the first six months of fiscal 2019 gross margin of $61.0 million. The increase in gross margin was primarily due to an increase in product margin of $16.0 million, partially offset by a decrease in service margin of $0.6 million. As a percentage of revenue, gross margin increased to 45% from 40%. The increase in gross margin percentage was primarily due to an increase in the proportion of product revenue to total revenue and a favorable product mix,  partially offset by an increase in inventory reserve charges.

Income from continuing operations for the first six months of fiscal 2020 was $26.9 million, an increase from the first six months of fiscal 2019 income from continuing operations of $20.8 million. The increase in income from continuing operations was primarily a result of an increase in gross margin of $15.5 million, partially offset by an increase in R&D expense of $5.0 million and an increase in SG&A expense of $4.3 million.

Other income, net, for the first six months of fiscal 2020 was $3.1 million compared to other income, net of $11.7 million for the first six months of fiscal 2019. The decrease in other income, net was primarily due to a one-time gain from a litigation settlement of $0.26 in fiscal 2019 and a decrease in income from transition services performed on behalf of the buyer of the discontinued EES business.

Provision for income taxes for the first six months of fiscal 2020 was $3.2 million compared to provision for income taxes of $3.8 million for the first six months of fiscal 2019. The decrease in provision for income taxes was primarily due to the decrease in income before income taxes.

Equity method investment loss, net of tax, for the first six months of fiscal 2020 was $2.2 million compared to $1.4 million for the first six months of fiscal 2019 associated with our investment in HAPSMobile, Inc. joint venture formed in December 2017.

Net income attributable to AeroVironment for the first six months of fiscal 2020 was $24.6 million, a decrease from the first six months of fiscal 2019 net income attributable to AeroVironment of $33.4 million. The first six months of fiscal 2019 included a one-time gain from a litigation settlement of $0.26.

Earnings per diluted share from continuing operations attributable to AeroVironment for the first six months of fiscal 2020 was $1.02 compared to earnings per diluted share from continuing operations attributable to AeroVironment for the first six months of fiscal 2019 of $1.14. The first six months of fiscal 2019 included a one-time gain from a litigation settlement of $0.26.

Non-GAAP earnings per diluted share from continuing operations was $1.08 for the first six months of fiscal 2020 compared to Non-GAAP earnings per diluted share from continuing operations for the first six months of fiscal 2019 of $0.88.

BACKLOG

As of October 26, 2019,  funded backlog (remaining performance obligations under firm orders for which funding is currently appropriated to us under a customer contract) was $146.7 million compared to $163.9 million as of October 27, 2018.

FISCAL 2020 — OUTLOOK FOR THE FULL YEAR

For fiscal 2020, the Company continues to expect to generate between $350 million and $370 million in revenue and between $1.35 and $1.55 in earnings per diluted share. This financial guidance assumes approximately 5% ownership of the HAPSMobile joint venture and includes the expected losses of Pulse Aerospace, which the Company acquired on June 10, 2019. The Company continues to expect non-GAAP earnings per diluted share, which excludes acquisition related expenses and amortization of acquired intangible assets to be between $1.47 and $1.67.

The foregoing estimates are forward looking and reflect management's view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL AND PRESENTATION

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday December 3, 2019, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Wahid Nawabi, president and chief executive officer, Brian C. Shackley,  interim chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (800) 708-4540 (U.S.) and enter the passcode 49180075 or (847)  619-6397 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

A supplementary investor presentation for the second fiscal quarter 2020, can be accessed at https://investor.avinc.com/events-and-presentations.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company's website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday December 3, 2019, at approximately 4:00 p.m. Pacific Time through December 10, 2019, at 11:59 p.m. Pacific Time.  Dial (888) 843-7419 and enter the passcode 49180075#. International callers should dial (630) 652-3042 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty. Based in California, AeroVironment is a global leader in unmanned aircraft systems and tactical missile systems, and serves defense, government and commercial customers. For more information visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.

Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; our ability to perform under existing contracts and obtain new contracts;  risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; the extensive regulatory requirements governing our contracts with the U.S. government and international customers; the consequences to our financial position, business and reputation that could result from failing to comply with such regulatory requirements; unexpected technical and marketing difficulties inherent in major research and product development efforts; the impact of potential security and cyber threats; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; uncertainty in the customer adoption rate of commercial use unmanned aircraft systems; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; risk of litigation, including but not limited to pending litigation arising from the sale of our EES business; the impact of our recent acquisition of Pulse Aerospace, LLC and our ability to successfully integrate it into our operations;  product liability, infringement and other claims; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains a non-GAAP financial measure.  See in the financial tables below the calculation of this measure, the reasons why we believe this measure provides useful information to investors, and a reconciliation of this measure to the most directly comparable GAAP.

- Financial Tables Follow –

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Six Months Ended
	October 26,	October 27,	October 26,	October 27,
	2019	2018	2019	2018
	(Unaudited)
Revenue:
Product sales	$57,386	$47,056	$123,225	$102,369
Contract services (inclusive of related party revenue of $13,393 and $12,832 for the three months ended October 26, 2019 and October 27, 2018, respectively; and $25,728 and $24,395 for the six months ended October 26, 2019 and October 27, 2018, respectively)	25,885	25,923	46,957	48,653
	83,271	72,979	170,182	151,022
Cost of sales:
Product sales	30,802	26,567	61,210	56,378
Contract services	17,303	18,013	32,534	33,656
	48,105	44,580	93,744	90,034
Gross margin:
Product sales	26,584	20,489	62,015	45,991
Contract services	8,582	7,910	14,423	14,997
	35,166	28,399	76,438	60,988
Selling, general and administrative	16,255	13,646	29,923	25,602
Research and development	10,858	8,109	19,567	14,544
Income from continuing operations	8,053	6,644	26,948	20,842
Other income:
Interest income, net	1,266	1,068	2,595	1,974
Other income, net	157	1,291	512	9,679
Income from continuing operations before income taxes	9,476	9,003	30,055	32,495
Provision for income taxes	1,108	1,211	3,241	3,778
Equity method investment loss, net of tax	(863)	(752)	(2,210)	(1,354)
Net income from continuing operations	7,505	7,040	24,604	27,363
Discontinued operations:
(Loss) gain on sale of business, net of tax (benefit) expense of $(114) and $2,463 for the three and six months ended October 27, 2018, respectively	—	(391)	—	8,452
Loss from discontinued operations, net of tax	—	(599)	—	(2,449)
Net (loss) income from discontinued operations	—	(990)	—	6,003
Net income	7,505	6,050	24,604	33,366
Net (income) loss attributable to noncontrolling interest	(4)	7	7	21
Net income attributable to AeroVironment	$7,501	$6,057	$24,611	$33,387
Net income per share attributable to AeroVironment—Basic
Continuing operations	$0.32	$0.30	$1.04	$1.16
Discontinued operations	—	(0.04)	—	0.25
Net income per share attributable to AeroVironment—Basic	$0.32	$0.26	$1.04	$1.41
Net income per share attributable to AeroVironment—Diluted
Continuing operations	$0.31	$0.29	$1.02	$1.14
Discontinued operations	—	(0.04)	—	0.25
Net income per share attributable to AeroVironment—Diluted	$0.31	$0.25	$1.02	$1.39
Weighted-average shares outstanding:
Basic	23,804,364	23,667,400	23,775,355	23,621,720
Diluted	24,061,810	24,098,833	24,063,775	24,059,394

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	October 26,	April 30,
	2019	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$130,742	$172,708
Short-term investments	161,635	150,487
Accounts receivable, net of allowance for doubtful accounts of $1,055 at October 26, 2019 and $1,041 at April 30, 2019	40,564	31,051
Unbilled receivables and retentions (inclusive of related party unbilled receivables of $21,717 at October 26, 2019 and $9,028 at April 30, 2019)	62,397	53,047
Inventories	52,769	54,056
Prepaid expenses and other current assets	8,045	7,418
Income taxes receivable	—	821
Total current assets	456,152	469,588
Long-term investments	13,478	9,386
Property and equipment, net	20,571	16,905
Operating lease right-of-use assets	8,902	—
Deferred income taxes	8,019	6,685
Intangibles, net	15,952	459
Goodwill	8,080	—
Other assets	13,339	5,821
Total assets	$544,493	$508,844
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,022	$15,972
Wages and related accruals	13,218	18,507
Customer advances	2,550	2,962
Current operating lease liabilities	2,290	—
Income taxes payable	2,570	—
Other current liabilities	13,141	7,425
Total current liabilities	44,791	44,866
Deferred rent	—	1,173
Non-current operating lease liabilities	6,843	—
Other non-current liabilities	2,422	150
Deferred tax liability	29	29
Liability for uncertain tax positions	51	51
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding at October 26, 2019 and April 30, 2019	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—23,990,616 shares at October 26, 2019 and 23,946,293 shares at April 30, 2019	2	2
Additional paid-in capital	178,550	176,216
Accumulated other comprehensive loss	181	2
Retained earnings	311,627	286,351
Total AeroVironment stockholders’ equity	490,360	462,571
Noncontrolling interest	(3)	4
Total equity	490,357	462,575
Total liabilities and stockholders’ equity	$544,493	$508,844

AeroVironment, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended
	October 26,	October 27,
	2019	2018
Operating activities
Net income	$24,604	$33,366
Gain on sale of business, net of tax	—	(8,452)
Loss from discontinued operations, net of tax	—	2,449
Net income from continuing operations	24,604	27,363
Adjustments to reconcile net income from continuing operations to cash provided by operating activities from continuing operations:
Depreciation and amortization	4,486	3,584
Loss from equity method investment	2,210	1,354
Provision for doubtful accounts	14	(27)
Other non-cash expense	81	—
Non-cash lease expense	2,255	—
Losses (gains) on foreign currency transactions	1	(13)
Deferred income taxes	(669)	(614)
Stock-based compensation	2,984	2,517
Gain on sale of property and equipment	(75)	—
Amortization of held-to-maturity investments	(984)	(459)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(9,400)	22,261
Unbilled receivables and retentions	(9,350)	(28,782)
Inventories	1,621	(8,671)
Income tax receivable	821	—
Prepaid expenses and other assets	(1,051)	(831)
Accounts payable	(5,046)	(8,841)
Other liabilities	(4,583)	(6,184)
Net cash provided by operating activities of continuing operations	7,919	2,657
Investing activities
Acquisition of property and equipment	(6,850)	(4,135)
Equity method investments	(4,569)	—
Business acquisition, net of cash acquired	(18,641)	—
Proceeds from sale of business	—	31,994
Proceeds from sale of property and equipment	81	—
Redemptions of held-to-maturity investments	159,839	153,029
Purchases of held-to-maturity investments	(169,148)	(169,402)
Redemptions of available-for-sale investments	—	2,250
Purchases of available-for-sale investments	(4,947)	—
Net cash (used in) provided by investing activities from continuing operations	(44,235)	13,736
Financing activities
Principal payments of capital lease obligations	—	(111)
Tax withholding payment related to net settlement of equity awards	(743)	(975)
Exercise of stock options	93	71
Net cash used in financing activities from continuing operations	(650)	(1,015)
Discontinued operations
Operating activities of discontinued operations	—	(7,188)
Investing activities of discontinued operations	—	(452)
Financing activities of discontinued operations	—	—
Net cash used in discontinued operations	—	(7,640)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(36,966)	7,738
Cash, cash equivalents, and restricted cash at beginning of period	172,708	143,517
Cash, cash equivalents, and restricted cash at end of period	$135,742	$151,255
Supplemental disclosures of cash flow information
Cash paid, net during the period for:
Income taxes	$518	$5,270
Non-cash activities
Unrealized gain on investments, net of deferred tax expense of $51 for the six months ended October 27, 2018	$—	$57
Change in foreign currency translation adjustments	$179	$(31)
Acquisitions of property and equipment included in accounts payable	$761	$753

AeroVironment, Inc.

Reconciliation of non-GAAP Earnings per Diluted Share (Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	October 26, 2019	October 27, 2018	October 26, 2019	October 27, 2018

Earnings per diluted share from continuing operations	$0.31	$0.29	$1.02	$1.14
Acquisition related expenses	0.01	-	0.02	-
Amortization of acquired intangible assets	0.02	-	0.04	-
One-time gain from a litigation settlement	-	-	-	(0.26)
Earnings per diluted share from continuing operations as adjusted (Non-GAAP)	$0.34	0.29	$1.08	$0.88

Reconciliation of Forecasted Earnings per Diluted Share (Unaudited)

Fiscal year ending
April 30, 2020
Forecasted earnings per diluted share	$1.35 - 1.55
Acquisition related expenses	0.03
Amortization of acquired intangible assets	0.08
Forecasted earnings per diluted share as adjusted (Non-GAAP)	$1.47 - 1.67

Statement Regarding Non-GAAP Measures

The non-GAAP measure set forth above should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  Management believes that this measure provides useful information to investors by offering additional ways of viewing our results that, when reconciled to the corresponding GAAP measure, help our investors to understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers.  In addition, management uses this non-GAAP measure to measure our operating and financial performance.

We exclude the acquisition-related expenses and amortization of acquisition-related intangible assets in fiscal 2020 and the one-time gain from a litigation settlement in fiscal 2019 because we believe this facilitates more consistent comparisons of operating results over time between our newly acquired and existing businesses, and with our peer companies. We believe, however, that it is important for investors to understand that such intangible assets contribute to revenue generation and that intangible asset amortization will recur in future periods until such intangible assets have been fully amortized.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (805)  520-8350

ir@avinc.com